Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	ABU DHABI AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG	HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIO DE JANEIRO RIYADH WASHINGTON

December 3, 2013

Schlumberger Investment SA

5599 San Felipe, 17th Floor

Houston, Texas 77056

Schlumberger Limited

5599 San Felipe, 17th Floor

Houston, Texas 77056

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-3 (Registration No. 333-190822) (the “Registration Statement”) filed by Schlumberger Investment SA, a public company limited by shares (société anonyme) organized under the laws of the Grand Duchy of Luxembourg (the “Company”) and Schlumberger Limited, a company organized under the laws of Curaçao (the “Guarantor”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of (i) senior unsecured debt securities of the Company (“Debt Securities”) and (ii) guarantees of the Debt Securities by the Guarantor, that may be issued and sold from time to time pursuant to Rule 415 under the Act, certain legal matters in connection with the Notes and the Guarantee (as defined below) are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Current Report on Form 8-K filed by the Guarantor on December 3, 2013 the “Form 8-K”).

The Registration Statement has been filed with the Commission and became effective upon filing. A related prospectus dated August 26, 2013 and prospectus supplement dated November 25, 2013 relating to the Notes and the Guarantee (collectively, the “Prospectus”) have been filed by the Company and the Guarantor with the Commission pursuant to Rule 424(b) under the Act.

On November 25, 2013, the Company and the Guarantor entered into an underwriting agreement (the “Underwriting Agreement”) with Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC, as representatives of the several underwriters (collectively, the “Underwriters”), providing for the issuance and sale by the Company to the Underwriters of $1,500,000,000 aggregate principal amount of the Company’s 3.650% Senior Notes due 2023 (the “Notes”), all to be fully and unconditionally guaranteed (the “Guarantee”) by the Guarantor.

In our capacity as your counsel in the connection referred to above, we have examined (i) the Articles of Incorporation of the Company, (ii) the Articles of Incorporation and Amended and Restated Bylaws of the Guarantor, each as amended to date (together, the “Guarantor Charter Documents”), (iii) a form of the indenture to be executed by the Company, the Guarantor and the trustee thereunder (the “Base Indenture”), (iv) a form of the first

Schlumberger Investment SA Schlumberger Limited	December 3, 2013

supplemental indenture to the Base Indenture (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), pursuant to which the Notes are to be issued, (v) the Registration Statement, (vi) the Prospectus, (vii) the Underwriting Agreement, (viii) the originals, or copies certified or otherwise identified, of corporate records of each of the Company and the Guarantor, and (ix) certificates of public officials and of representatives of each of the Company and the Guarantor, statutes and other instruments and documents as a basis for the opinions hereinafter expressed.

In giving this opinion, we have relied on certificates of officers of each of the Company and the Guarantor and of public officials with respect to the accuracy of the material factual matters contained in such certificates and we have assumed, without independent investigation, that all signatures on documents we have examined are genuine, all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies of original documents conform to the original documents and all these original documents are authentic, and all information submitted to us was accurate and complete.

In connection with this opinion, we have assumed that the Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that, with respect to Notes and the Guarantee, when such Notes have been duly executed, authenticated, issued and delivered in accordance with both the provisions of the Indenture and the provisions of the Underwriting Agreement upon payment of the consideration therefor provided for therein, such Notes, and the Guarantee, will constitute legal, valid and binding obligations of the Company and the Guarantor, respectively, enforceable against the Company and the Guarantor, respectively, except as the enforceability thereof is subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) any implied covenants of good faith and fair dealing.

The opinions set forth above are limited to the applicable laws of the State of New York and the applicable federal laws of the United States.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Form 8-K and to the reference to us under “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Schlumberger Investment SA Schlumberger Limited	December 3, 2013

Very truly yours,

/s/ Baker Botts L.L.P.